Exhibit 5.1

March 28, 2019

Kitov Pharma Ltd.

One Azrieli Center, Round Building

Tel Aviv, Israel

I have acted as Israeli counsel for Kitov Pharma Ltd., a public company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 relating to the registration of additional 5,000,000 of its Ordinary Shares, no par value per share (the “Additional Award Shares”), that may be issued pursuant to options, restricted shares, restricted stock units or other share-based awards that have been, or may hereafter be, granted pursuant to the Kitov Pharma Ltd. 2016 Equity-Based Incentive Plan (the “Plan”).

In connection with this opinion, I have examined original or copies, satisfactory to me, of the (i) Amended and Restated Articles of Association of the Company, (ii) Plan, and (iii) resolutions of the Company’s board of directors, and such corporate records, instruments, and other documents relating to the Company and such matters of Israeli law as I have considered necessary or appropriate for the purpose of rendering this opinion.  In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as copies or facsimiles. I have assumed the same to have been properly given and to be accurate, I have assumed the truth of all facts communicated to me by the Company, and I have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders’ meetings of the Company which have been provided to me are true, accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws. In addition, as to any facts material to such opinion, to the extent that I did not independently establish relevant facts, I have relied on certificates of public officials and certificates of officers or other representatives of the Company. In addition, I have assumed that in connection with the issuance of Ordinary Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Ordinary Shares covered by each such issuance.

On the basis of the foregoing, I am of the opinion that the 5,000,000 Additional Award Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan and the grants thereunder, pursuant to agreements with respect to the Plan, and, as the case may be, pursuant to the terms of awards that may be granted under the Plan, and against payment therefor of any exercise price as determined pursuant to the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited (a) to Israeli law as in force on the date hereof, and I do not express any opinion as to the laws of any other jurisdiction, and (b) to the matters stated herein. No opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date, and I disclaim any obligation to advise of any subsequent change of law or fact. This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Avraham Ben-Tzvi, Adv.
Avraham Ben-Tzvi, Adv.